UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OLD POINT FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Old Point Financial Corporation (the “Company”) with a definitive proxy statement related to a proposed transaction with TowneBank in which, the Company and The Old Point National Bank of Phoebus will merge with and into TowneBank (the “Merger”). Such definitive proxy statement will include an offering circular with respect to the common stock of TowneBank that will be issued to the Company’s security holders in the Merger. The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger, dated April 2, 2025, among TowneBank, the Company and The Old Point National Bank of Phoebus.

TowneBank Partnership with Old Point Financial Corporation

FREQUENTLY ASKED QUESTIONS

This document is only for current employees of The Old Point National Bank of Phoebus and Old Point Trust and Financial Services, N.A.

April 3, 2025

Our goal is to share as much information as possible with our respective employees, however we ask for your patience as we finalize all the very important details required for a smooth transition.

To help get started, the information below has been compiled to help understand what this announcement means for our customers and employees. These Frequently Asked Questions are for current employees only and may change and be updated as the planning progresses.

What is happening?

On April 3, 2025, TowneBank and Old Point Financial Corporation announced the entry into a merger agreement. The agreement was unanimously approved by the Boards of Directors of both companies.

The announcement is the culmination of months of conversations between leaders from both organizations, along with considerable due diligence. The teams at the banks have worked diligently during this time to learn about each other’s organizations and collaborate on the details of the partnership. Although much has been achieved, this is just the beginning and much more will need to be done to combine our companies. Now that the announcement has been shared publicly, over the next several months, the project teams will expand with more officer meetings, and we will work together to gather the necessary approvals to complete TowneBank’s acquisition of Old Point and plan the integration of Old Point National Bank of Phoebus (“Old Point National Bank”) into TowneBank. Note that Old Point Trust & Financial Services, N.A. (“Old Point Wealth Management”) will continue to operate as a separate institution under TowneBank after the merger and until further plans are announced.

What can you tell me about TowneBank?

TowneBank is headquartered in Suffolk, Virginia, was founded in 1999 and is a company built on relationships that offers a full range of banking and other financial services. Now celebrating 25 years, TowneBank operates over 50 banking offices through Hampton Roads and Central Virginia, as well as Northeastern and Central North Carolina. TowneBank has grown its capabilities beyond banking to provide expertise through its affiliated companies that include Towne Wealth Management, Towne Insurance Agency, Towne Benefits, TowneBank Mortgage, TowneBank Commercial Mortgage, Berkshire Hathaway HomeServices RW Towne Realty, Towne 1031 Exchange, LLC, and Towne Vacations. Following TowneBank’s acquisition of Village Bank & Trust on April 1, 2025, TowneBank has total assets of approximately $18 billion. Since 2015, TowneBank has completed five whole bank acquisitions.

Like Old Point, TowneBank is focused on serving others and enriching lives, and is dedicated to a culture of caring. TowneBank serves as a local leader in promoting the social, cultural and economic growth in each of its communities.

Why is Old Point partnering with TowneBank?

Our partnership with TowneBank allows our customers, employees and stockholders to realize benefits of scale that it would have taken years for us to accomplish independently. Based on most recently available information, if completed today, the combined company would have approximately $19.5 billion in assets.

We believe that this partnership will enhance the products and services that our customers can access from the combined company, as well as increase applicable lending limits for our loan customers.

What is the expected timing?

The regulatory approval process is difficult to predict; however, we are targeting closing during the second half of 2025.

The completion of this partnership is subject to satisfying customary closing conditions, including receipt of required regulatory approvals and requisite approval of the stockholders of Old Point. Similar to the prior bank acquisitions completed by TowneBank, the closing will occur separately from the integration of customer accounts, services and branches. Following closing, Old Point National Bank will continue to operate separately, as a division of TowneBank, until full integration of accounts and services can be implemented. An integration timeline will be announced as soon as one is available.

What does this mean for employees right now?

There will not be any changes unless and until closing occurs. Therefore, no changes are expected until the second half of 2025. It is essential for Old Point to continue to operate independently and focus on our clients while integration plans are prepared.

We understand that the biggest question employees have right now is: how does this acquisition affect me? Until closing, business as usual is expected for all employees. It is very important that Old Point National Bank and Old Point Wealth continue to operate as independent, safe and sound institutions. Please continue to maintain the highest levels of professionalism and adhere to compliance standards while delivering extraordinary service to your customers and helping your fellow employees. We will provide timely information to you about the integration plans as they are developed.

What does this mean for our customers?

There are no changes for any of the customers of Old Point National Bank or Old Point Wealth Management until after closing. Over the next several months we will seek regulatory approval. The regulatory approval process must be completed before integration decisions can be finalized and communicated with our customers. Information about any changes will be shared with employees and customers in a timely fashion and prior to implementation.

We know that all our employees take great pride in delivering extraordinary service and attention to our customers. For our customers, it will be business as usual until after closing, which is targeted for the second half of 2025. This means that, until after closing, Old Point National Bank and Old Point Wealth Management will continue to operate under their respective names and using their current operating systems. Our customers will continue to use their same checks, debit cards, online account access, etc. until integration plans are announced. If customers come to you with questions, please reassure them that we will continue to deliver all of their banking services.

Also, please share information regarding any customer concerns and questions with your manager, especially if you are unsure of how to respond. It is better to take extra time, if needed, to get back to a customer with correct information than to provide incomplete or inaccurate information. Plus, if you are sharing customer concerns and questions with your manager, it will help us to make sure the notifications sent to customers throughout this process are more informative.

Additionally, we expect that this partnership will result in enhanced lending capabilities, an expanded branch footprint, and a greater selection of product offerings to benefit our customers. Our customers will have a continuing relationship with a community bank dedicated to building strong communities and personalized customer service.

Will the name change for Old Point National Bank?

Yes, after closing, Old Point National Bank will be part of TowneBank. After systems integration, the combined bank will be named TowneBank.

Will our customers be able to use a TowneBank branch location or ATM?

Not yet. Our bank customers should continue to use Old Point National Bank branches and ATMs until the integration and conversion process is complete after closing. We will communicate details to our bank customers as soon as possible.

Old Point Wealth Management clients will continue to contact their client relationship team and access their accounts as usual.

What will happen next?

Integration planning meetings will begin shortly, so stay tuned for additional information as that process starts.

It will take time for the approval process to be completed. TowneBank understands that each bank is unique, and that each integration process is different. Throughout the process and any transition, we know all employees will collaborate and be responsive and respectful of customers and co-workers. As we continue to work together, timelines may be modified, and we will share this information as soon as possible. We will work hard to make this a seamless transition for our customers and will communicate any changes as soon as possible.

Since 2015, TowneBank has completed five whole bank acquisitions, and many of the employees of those acquired banks have been offered positions to stay at TowneBank after the acquisition. The TowneBank team of more than 2,500 employees includes hundreds of employees who joined the TowneBank family after an acquisition of the bank that was their former employer.

How will this impact my job?

We expect that all employees of Old Point will continue employment in the ordinary course of business through closing. TowneBank values our talented workforce, and retaining our key employees is a priority. It may impact certain jobs and job assignments and we will work with TowneBank to convey details regarding these impacts to each impacted employee as soon as possible.

We realize how important it is to resolve job assignments in a timely manner, and we truly appreciate your patience and understanding as we work through this process in a caring and deliberate way.

If I have questions, who should I contact?

Please speak with your direct supervisor or Human Resources with any questions you many have now and throughout this process.

If customers have questions, who should they contact?

Our customers’ questions are important to us, and we must do our best to address any questions that are brought to our attention. Customers should contact their relationship manager or branch manager with any questions or concerns.

Who should I direct Stockholder questions to?

Official communication regarding this partnership will be included in our proxy statement that will be distributed to all stockholders prior to the meeting of our stockholders to approve the partnership. Please direct any other stockholder questions to Laura Wright at lwright@oldpoint.com or 757.728.1743.

What should I do if someone from the media contacts me?

Employees, officers, and directors are not authorized spokespersons for Old Point. Any media inquiries should be referred to Laura Wright at lwright@oldpoint.com or 757-728-1743. Please also follow up with an email or phone call to Laura Wright to her know to expect the contact.

Will information be available on Old Point’s website or social media?

Yes. You will also see information on our website and social media channels.

Cautionary Note Regarding Forward-Looking Statements

This communication contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the beliefs, expectations, or opinions of TowneBank and Old Point Financial Corporation (“Old Point”) and their respective management teams regarding future events, many of which, by their nature, are inherently uncertain and beyond the control of TowneBank and Old Point. Forward-looking statements may be identified by the use of such words as: “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional terms, such as “will,” “would,” “should,” “could,” “may,” “likely,” “probably,” or “possibly.” These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management, including statements about (i) the benefits of the transaction, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the transaction and (ii) TowneBank’s and Old Point’s plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts. In addition, these forward-looking statements are subject to various risks, uncertainties, estimates and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Although TowneBank’s and Old Point’s respective management teams believe that estimates and assumptions on which forward-looking statements are based are reasonable, such estimates and assumptions are inherently uncertain. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the business of Old Point or The Old Point National Bank of Phoebus (“Old Point Bank”) may not be successfully integrated into TowneBank, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the transaction, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the possibility that the transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); (5) the outcome of any legal proceedings that may be instituted against TowneBank or Old Point; (6) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between TowneBank and Old Point; (7) reputational risk and potential adverse reactions of TowneBank or Old Point’s customers, employees or other business partners, including those resulting from the announcement or completion of the transaction; (8) the dilution caused by TowneBank’s issuance of additional shares of its capital stock in connection with the transaction; (9) the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; (10) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which TowneBank and Old Point are engaged; (11) competitive pressures in the banking industry that may increase significantly; (12) changes in the interest rate environment that may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; (13) an unforeseen outflow of cash or deposits or an inability to access the capital markets, which could jeopardize TowneBank’s or Old Point’s overall liquidity or capitalization; (14) changes in the creditworthiness of customers and the possible impairment of the collectability of loans; (15) insufficiency of TowneBank’s or Old Point’s allowance for credit losses due to market conditions, inflation, changing interest rates or other factors; (16) adverse developments in the financial industry generally, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; (17) general economic conditions, either nationally or regionally, that may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (18) unusual and infrequently occurring events, such as weather-related or natural disasters, acts of war or terrorism, or public health events; (19) cybersecurity threats or attacks, whether directed at TowneBank or Old Point or at vendors or other third parties with which TowneBank or Old Point interact; (20) the implementation of new technologies, and the ability to develop and maintain reliable electronic systems; (21) changes in business conditions; (22) changes in the securities market; and (23) changes in the local economies with regard to TowneBank’s and Old Point’s respective market areas.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in TowneBank’s reports filed with the Federal Deposit Insurance Corporation (“FDIC”) or Old Point’s reports filed with the U.S. Securities and Exchange Commission (“SEC”). TowneBank and Old Point undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities of Old Point or TowneBank or a solicitation of any vote or approval. In connection with the transaction, Old Point will file with the SEC a preliminary proxy statement, which will include an offering circular with respect to the common stock of TowneBank. Old Point will deliver a definitive proxy statement/offering circular to its shareholders seeking approval of the transaction and related matters. In addition, each of TowneBank and Old Point may file other relevant documents concerning the proposed transaction with the FDIC and the SEC, respectively.

Investors, TowneBank shareholders and Old Point shareholders are strongly urged to read the definitive proxy statement/offering circular regarding the proposed transaction when it becomes available and other relevant documents filed with the FDIC and SEC, as well as any amendments or supplements to those documents, because they will contain important information about TowneBank, Old Point and the proposed transaction. Free copies of the definitive proxy statement/offering circular, as well as other filings containing information about Old Point, may be obtained after their filing at the SEC’s website (http://www.sec.gov). In addition, free copies of the definitive proxy statement/offering circular, when available, also may be obtained by directing a request by telephone or mail to Old Point Financial Corporation, 101 East Queen Street, Hampton, Virginia 23669, Attention: Investor Relations (telephone: (757) 728-1743), or by accessing Old Point’s website at https://www.oldpoint.com under “Investor Relations.” Free copies of filings containing information about TowneBank may be obtained after their filing at the FDIC’s website (https://www.fdic.gov/). The documents described above also may be obtained by directing a request by telephone or mail to TowneBank, 6001 Harbour View Boulevard, Suffolk, Virginia 23435, Attention: Investor Relations (telephone: (757) 638-6794), or by accessing TowneBank’s website at https://townebank.com under “Investor Relations.” The information on TowneBank’s and Old Point’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the FDIC or SEC.

Participants in the Solicitation

TowneBank, Old Point, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Old Point in connection with the transaction. Information about the interests of the directors and executive officers of TowneBank and Old Point and other persons who may be deemed to be participants in the solicitation of shareholders of Old Point in connection with the transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement/offering circular related to the transaction, which will be filed by Old Point with the SEC.

Information about the directors and executive officers of TowneBank and their ownership of TowneBank common stock is also set forth in the definitive proxy statement for TowneBank’s 2025 Annual Meeting of Shareholders, as filed with the FDIC on Schedule 14A on April 2, 2025. Information about the directors and executive officers of TowneBank, their ownership of TowneBank common stock, and TowneBank’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationship and Related Transactions, and Director Independence” included in TowneBank’s annual report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the FDIC on February 28, 2025, and in the sections entitled “Election of Directors – Proposal One,” “Ownership of Company Common Stock,” “Compensation Discussion and Analysis,” “Named Executive Officers Compensation,” “Compensation of Directors” and “Related Party Transactions” included in TowneBank’s definitive proxy statement in connection with its 2025 Annual Meeting of Shareholders, as filed with the FDIC on April 2, 2025. To the extent holdings of TowneBank common stock by the directors and executive officers of TowneBank have changed from the amounts of TowneBank common stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the FDIC. Free copies of these documents may be obtained as described above.

Information about the directors and executive officers of Old Point and their ownership of Old Point common stock can also be found in Old Point’s definitive proxy statement in connection with its 2024 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/740971/000114036124020305/ny20023777x1_def14a.htm) and other documents subsequently filed by Old Point with the SEC. Information about the directors and executive officers of Old Point, their ownership of Old Point common stock, and Old Point’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in Old Point’s annual report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 31, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000740971/000114036125011206/ef20039021_10k.htm), and in the sections entitled “Proposal One – Election of Directors,” “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” “Executive Compensation” and “Interest of Management in Certain Transactions” included in Old Point’s definitive proxy statement in connection with its 2024 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/740971/000114036124020305/ny20023777x1_def14a.htm). To the extent holdings of Old Point common stock by the directors and executive officers of Old Point have changed from the amounts of Old Point common stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described above.